As filed with the Securities and Exchange Commission on October 10, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EZCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74‑2540145 (I.R.S. Employer Identification Number)
1901 Capital Parkway Austin, Texas (Address of principal executive offices)	78746 (Zip Code)

EZCORP, Inc. 2010 Long-Term Incentive Plan
(Full title of plan)

Thomas H. Welch, Jr.
1901 Capital Parkway
Austin, Texas 78746
(Name and address of agent for service)
(512) 314‑3400
(Telephone number, including area code, for agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Class A Non-Voting Common Stock, par value $0.01 per share	945,313	$15.83	$14,964,304	$1,927.40

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any of the Registrant’s additional shares of Class A Non-Voting Common Stock that become issuable under the EZCORP, Inc. 2010 Long-Term Incentive Plan, as amended from time to time (the “Plan”) as a result of the antidilution provisions under the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Class A Non-Voting Common Stock reported on The NASDAQ Global Select Market on October 7, 2013.

EXPLANATORY NOTE

On October 2, 2013, pursuant to the Agreement and Plan of Merger, dated as of October 1, 2013 (the “Merger Agreement”), between EZCORP, Inc., a Delaware corporation (“Old EZCORP”), and EZMergeco, Inc., a Delaware corporation and a newly formed direct wholly owned subsidiary of Old EZCORP (“MergeCo”), in an internal reorganization transaction structured as a merger, Old EZCORP merged with and into MergeCo, with MergeCo continuing as the surviving corporation (the “Reorganization”). At the effective time of the Reorganization, MergeCo changed its name to “EZCORP, Inc.” (referred to herein as “EZCORP” or the “Registrant”) and succeeded to all of the assets and liabilities of Old EZCORP. In connection with the Reorganization, each outstanding and unexercised option, grant, right to purchase or other right to acquire Old EZCORP Class A Non-Voting Common Stock, par value $0.01 per share (“Old EZCORP Class A Non-Voting Common Stock”), granted under the Plan and outstanding as of the effective time of the Reorganization was converted into the same option, grant, right to purchase or other right to acquire shares of EZCORP Class A Non-Voting Common Stock, par value $0.01 per share (the “Class A Non-Voting Common Stock”). This Registration Statement on Form S-8 (this “Registration Statement”) registers the aggregate number of shares of Class A Non-Voting Common Stock that may be issued on the exercise of such outstanding awards. As of the effective time of the Reorganization, EZCORP assumed the obligations of Old EZCORP under the Plan as to outstanding awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
EZCORP will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. EZCORP has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by Old EZCORP or EZCORP, as applicable, with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

a)
Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (excluding the information contained therein under “Item 1. Business,” “Item 2. Properties,” “Item 6. Selected Financial Data,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” as updated by EZCORP’s Current Report on Form 8-K filed with the Commission on October 3, 2013);

b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2012, March 31, 2013 and June 30, 2013;

c)
Current Reports on Form 8-K filed on October 4, 2012, October 29, 2012, November 27, 2012, December 4, 2012, December 13, 2012, December 20, 2012 (2), February 25, 2013, June 5, 2013, July 1, 2013, August 1, 2013, October 2, 2013 and October 3, 2013; and

d)
The description of the Class A Non-Voting Common Stock filed as Exhibit 4.1 to the Current Report on Form 8-K filed on October 2, 2013, including any amendment or report filed to update such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by EZCORP pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange

Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Article Eighth of EZCORP’s Amended and Restated Certificate of Incorporation provides that EZCORP shall indemnify its present or former directors and officers, and may indemnify any employee or agent of EZCORP, to the fullest extent permitted by law, including under the Delaware General Corporation Law (the “DGCL”).
Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.
Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized under Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation, or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145. EZCORP maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.
Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
The above discussion of EZCORP’s Amended and Restated Certificate of Incorporation and the DGCL is not intended to be exhaustive and is respectively qualified by entirety to EZCORP’s Amended and Restated Certificate of Incorporation and the DGCL.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of Old EZCORP or EZCORP with the Commission, each of the following exhibits is filed herewith:

Exhibit Number			Description
4.1		—	Amended and Restated Certificate of Incorporation of EZCORP, Inc. (incorporated herein by reference to Exhibit 3.1 of EZCORP’s Current Report on Form 8-K filed on October 2, 2013 (File No. 001-19424))
4.2		—	By-Laws of EZCORP, Inc. (incorporated herein by reference to Exhibit 3.2 of EZCORP’s Current Report on Form 8-K filed on October 2, 2013 (File No. 001-19424))
4.3		—
Specimen of Class A Non-Voting Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Old EZCORP’s Registration Statement on Form S-1 effective August 23, 1991 (File No. 33-41317))

4.4		—	2010 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 99.1 to Old EZCORP’s Registration Statement on Form S-8 effective May 19, 2010 (File No. 333-166950))
4.5		—
Form of Restricted Stock Award for executive officers (incorporated herein by reference to Exhibit 10.16 to Old EZCORP’s Annual Report on Form 10-K for the year ended September 30, 2010 (File No. 0-19424))

4.6		—
Form of Restricted Stock Award for non-employee directors (incorporated herein by reference to Exhibit 10.17 to Old EZCORP’s Annual Report on Form 10-K for the year ended September 30, 2010 (File No. 0-19424))

5.1	*	—	Opinion of Vinson & Elkins L.L.P.
23.1	*	—	Consent of Independent Registered Public Accounting Firm
23.2	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
24.1	*	—	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 10th day of October, 2013.

EZCORP, INC.

By:	/s/ Paul E. Rothamel
Paul E. Rothamel
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Thomas H. Welch, Jr., as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 10th day of October, 2013.

Signature	Title

/s/ Paul E. Rothamel	President and Chief Executive Officer (Principal Executive Officer)
Paul E. Rothamel

/s/ Mark Kuchenrither	Executive Vice President and Chief Financial Officer(Principal Financial Officer)
Mark Kuchenrither

/s/ Jeffrey S. Byal	Senior Vice President and Chief Accounting Officer(Principal Accounting Officer)
Jeffrey S. Byal

/s/ Sterling B. Brinkley	Chairman of the Board
Sterling B. Brinkley

/s/ Joseph J. Beal	Director
Joseph J. Beal

/s/ Pablo Lagos Espinosa	Director
Pablo Lagos Espinosa

/s/ John Farrell	Director
John Farrell

/s/ William C. Love	Director
William C. Love

/s/ Thomas C. Roberts	Director
Thomas C. Roberts

EXHIBIT INDEX

Exhibit Number			Description
4.1		—	Amended and Restated Certificate of Incorporation of EZCORP, Inc. (incorporated herein by reference to Exhibit 3.1 of EZCORP’s Current Report on Form 8-K filed on October 2, 2013 (File No. 001-19424))
4.2		—	By-Laws of EZCORP, Inc. (incorporated herein by reference to Exhibit 3.2 of EZCORP’s Current Report on Form 8-K filed on October 2, 2013 (File No. 001-19424))
4.3		—
Specimen of Class A Non-Voting Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Old EZCORP’s Registration Statement on Form S-1 effective August 23, 1991 (File No. 33-41317))

4.4		—	2010 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 99.1 to Old EZCORP’s Registration Statement on Form S-8 effective May 19, 2010 (File No. 333-166950))
4.5		—
Form of Restricted Stock Award for executive officers (incorporated herein by reference to Exhibit 10.16 to Old EZCORP’s Annual Report on Form 10-K for the year ended September 30, 2010 (File No. 0-19424))

4.6		—
Form of Restricted Stock Award for non-employee directors (incorporated herein by reference to Exhibit 10.17 to Old EZCORP’s Annual Report on Form 10-K for the year ended September 30, 2010 (File No. 0-19424))

5.1	*	—	Opinion of Vinson & Elkins L.L.P.
23.1	*	—	Consent of Independent Registered Public Accounting Firm
23.2	*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
24.1	*	—	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith.